Exhibit 10.2

CLAYTON HOLDINGS, INC.

Employee Assignment of Inventions, Non-Competition, and Confidentiality Agreement

In consideration and as a condition of my employment by Clayton Holdings, Inc., or any of its subsidiaries and affiliates (collectively, the “Company”), I agree as set forth below.

1.             Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.             Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.             Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.             Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full working time and efforts to the Company’s business, I will not engage in any other business activity that conflicts with my duties to the Company and I will comply with the Company’s policies and codes of conduct and applicable law, always using my best efforts to promote the highest standards of ethics and client service. I will advise the Chief Executive Officer, the President or the managing partner of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.             Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer, and will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed or sold by the Company or which may be used with such products or services; (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or may accrue in any Company-Related  Developments.

6.             Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including, without limitation, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.             Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, at the Company’s expense, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to properly assign to the Company all rights and interests in any  such Company-Related Development.

8.             Restrictions on Activities. In order to protect the Company’s Proprietary Information, good will and client and employee relations, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (or for a period of twenty-four (24) months to the extent that I am receiving the CIC Benefit pursuant to the Employment Agreement by and between me and the Company (the “CIC Benefit Period”)), I will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise:

•                  engage, participate or invest in any business activity anywhere in the United States or Canada that develops or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment (a “Competitive Activity”); provided that this shall not prohibit any investment by me in publicly traded stock of a company representing less than five percent of the stock of such company; or

•                  other than for the benefit of the Company, call upon, solicit, or otherwise attempt to divert or take away any of the customers or prospective customers of the Company (or any persons or entities who were, within the two (2) year period preceding the termination of my employment, customers or prospective customers of the Company) in each case in furtherance, directly or indirectly, of a Competitive Activity.

In addition, during the period of my employment and for a period of twelve (12) months following termination of my employment for any reason (or the CIC Benefit Period of twenty-four (24) months, if applicable), I will not, directly or indirectly, hire any employees, consultants or suppliers of the Company (or any persons who, during the last eighteen (18)

months during and following termination of my employment, were employed by the Company) or solicit, entice or attempt to persuade any employees, consultants or suppliers of the Company to leave the services of the Company for any reason. I acknowledge that if I violate any of the provisions of this paragraph 8, the running of the time period of prohibited activities shall be suspended and the running of such time period shall not resume until I have ceased engaging in any such violation or pattern of violations.

9.             Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10.          Remedies Upon Breach.  I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. I acknowledge that, particularly in light of my position and access within the firm, any violation of these restrictions will substantially harm the firm that I have joined to help build. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available (including, without limitation and if applicable, the right to recover from me any bonus monies previously paid to me that are subject to repayment to the Company upon breach of this Agreement), will be entitled to specific performance and other injunctive relief.

11.          Use of Voice, Image and Likeness.  I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

12.          Publications and Public Statements. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company, or any material that relates to my work at the Company and/or incorporates any Proprietary Information, that I seek to create, publish or post during my period of employment, on any media accessible by the public, including, but not limited to, electronic bulletin boards and Internet-based chat rooms, shall be created, published or posted only in accordance with policies and procedures established by the Company.

13.          No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

14.          Survival and Assignment by the Company. I understand that all of my obligations under this Agreement will continue in accordance with their express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.          Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For the twelve (12) month period following termination of my employment (or the CIC Benefit Period of twenty-four (24) months, if applicable), I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16.          Disclosure to Future Employers. During the twelve (12) month period following termination of my employment (or the CIC Benefit Period of twenty-four (24) months, if applicable), I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.          Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.          Interpretation. This Agreement will be deemed to be made and entered into in the State of Connecticut, and will in all respects be interpreted, enforced and governed under the laws of the State of Connecticut. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Connecticut for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ David Keith Johnson
(Employee’s full name)
Type or print name: David Keith Johnson		Date: May 1, 2006